EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Seacoast Banking Corporation of Florida Amended and Restated Seacoast Banking Corporation of Florida 2013 Long-Term Incentive Plan of our reports dated March 16, 2015 with respect to the consolidated financial statements Seacoast Banking Corporation of Florida and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K Seacoast Banking Corporation of Florida for the year ended December 31, 2014.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Fort Lauderdale, Florida

August 26, 2015